Exhibit 99.1

LyondellBasell announces planned leadership changes

Houston and London – January 18, 2017 – LyondellBasell (NYSE: LYB), one of the world’s largest plastics, chemical and refining companies today announced a planned executive leadership change.

After seven years with LyondellBasell, Kevin Brown, executive vice president – manufacturing and refining and a member of the company’s management board, has announced he will be retiring in mid-February.

Kevin will be replaced by Daniel Coombs, who currently serves as the executive vice president – global olefins & polyolefins (O&P) and technology and is a member of the company’s management board. In addition to manufacturing and refining, in his new role, Mr. Coombs will have additional responsibility for the company’s technology business, global projects, global engineering services and procurement functions. Mr. Coombs has more than 38 years of industry experience, including 22 years in manufacturing in the United States and the Middle East as well as major capital project management.

“Since joining the company in 2009, Kevin has played a key role in our company’s success and development. His work has helped to establish a solid foundation for sustainable performance over the longer term and I want to thank him for his hard work and significant contributions,” said Bob Patel, LyondellBasell CEO and chairman of the management board. “I am also very pleased that Dan will be taking on this important role. Having a deep bench of quality talent like Dan ensures a seamless transition of responsibilities.”

As a result of these changes, Paul Augustowski, currently senior vice president – O&P Americas, will no longer report to Mr. Coombs and will report directly to Mr. Patel. Similarly, Richard Roudeix, currently senior vice president – O&P Europe, will report directly to Mr. Patel as well. Mr. Roudeix will expand his responsibilities to include the entire O&P Europe, Asia and International segment, which includes joint ventures and related marketing and PP compounding. In connection with these responsibilities, Mr. Roudeix’s title will change to senior vice president – O&P Europe, Asia and International.

About LyondellBasell:

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

Media Contact: Clint Pasche	+1 713-309-3954
Investor Contact: Douglas J. Pike	+1 713-309-7141

SOURCE: LyondellBasell